RATIFICATION OF GUARANTY


         This RATIFICATION OF GUARANTY, dated as of May 21, 1996 (the "Agreement"), is made by LAWRENCE JARO and WILLIAM OSBORN (collectively, the "Guarantors"), in favor of BURGER KING CORPORATION, a Florida corporation ("BKC").

                                R E C I T A L S

         A. AmeriKing Tennessee Corporation I, a Delaware corporation (the "Company"), has executed a note dated November 21, 1995 in favor of BKC in the original principal amount of $6,920,700, which amount has been reduced to $6,093,067.16 by an optional prepayment of $827,632.84 (the "Secured Promissory Note").

         B. The Secured Promissory Note is secured by a pledge of all of the outstanding capital stock of the Company pursuant to a Stock Pledge Agreement dated November 21, 1995 (the "Stock Pledge Agreement") between BKC and National Restaurant Enterprises, Inc., d/b/a AmeriKing, a Delaware corporation and the holder of all of the outstanding capital stock of the Company ("NRE").

         C.  The Guarantors own a direct or indirect interest in NRE.

         D. Pursuant to the terms of a guaranty dated November 21, 1995 (the "Guaranty"), the Guarantors made certain guarantees of payment and performance in connection with the Secured Promissory
Note and the Stock Pledge Agreement,

         E. The Company has requested BKC to extend the term of the Secured Promissory Note until July 19, 1996, and BKC has required, as a condition precedent to entering into an extension agreement of even date herewith (the "Extension Agreement") with the Company, that the Guarantors execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantors, intending to be legally bound, do hereby covenant and agree as follows:

         1. Recitations. The foregoing recitals are true, complete and correct in all respects and are incorporated herein by reference and made a part hereof.

         2. Ratification of Guaranty. The Guarantors hereby consent to the execution by the Company of the Extension Agreement and all documents, instruments and certificates executed in






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connection therewith. The Guarantors hereby ratify all of the provisions of the Guaranty and agree that the Guaranty shall remain in full force and effect in accordance with its terms.

         3. Representations and Warranties. Each of the Guarantors represents and warrants as follows:

         (a) There are no actions, suits or proceedings pending or threatened against or affecting him which, if adversely determined, would have a material adverse effect on his financial condition or would otherwise impair his ability to perform his obligations under the Guaranty, or involving the validity or enforceability of the Guaranty before any court of law or equity or any administrative board or before or by any governmental authority, and he is not in default under the terms of any order, writ, injunction, decree or demand of any court or any governmental authority.

         (b) He agrees with, and for the benefit of BKC, that he has no claims, offsets or defenses against BKC or against the enforcement of the terms of the Guaranty through the date of Guarantor's execution of this Agreement.

         (c) He releases and relieves BKC of and from any claims of, or liabilities or obligations whatsoever to, Guarantor in any way arising from or growing out of any actions of BKC relating to the Guaranty or any of the documents executed in connection therewith through the date of Guarantor's execution of this Agreement.

         4. Counterparts. This Agreement may be executed in any number of counterparts, with each executed counterpart constituting an original, but all together one and the same instrument.

         GUARANTORS AND BKC HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE GUARANTY AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

         WITNESS the due execution hereof as of date set forth above.


                                        ---------------------------
                                        LAWRENCE JARO


                                        ---------------------------
                                        WILLIAM OSBORN

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